Exhibit 10.9

VOTING AND

STOCK TRANSFER AGREEMENT

This Voting and Stock Transfer Agreement (the “Agreement”) is entered into this 19th day of February, 1998, by and between the Agua Caliente Band of Cahuilla Indians (the “Tribe”) and Canyon National Bank (the “Bank”) with reference to the following:

RECITALS

A. The organizers of the Bank in anticipation of receipt of permission to organize the Bank from the Comptroller of the Currency, propose to issue and sell shares of its authorized but unissued common stock of the Bank at a price of $10.00 per share, including the issuance of 360,000 shares to the Tribe.

B. In consideration of the issuance to the Tribe of such Shares, the Tribe has agreed to enter into this Agreement and to abide by the terms thereof in connection with the voting, ownership and transfer of the Subject Shares.

NOW, THEREFORE, the parties hereto agree as follows:

1. Definitions. The following terms and words shall (unless otherwise expressly provided herein or unless the context otherwise requires) has the following means:

(a) “Affiliate of the Tribe” means any Person 10% or more owned, controlled or under common control with the Tribe or any Subordinate Organization, and including any Subordinate Organization.

(b) “Approval” means any consent, approval, non-disapproval, clearance or permit required to be granted by any Federal Banking Authority in connection with the sale, acquisition or other transfer or disposition of any Subject Shares.

(c) “Bank” means Canyon National Bank, Palm Springs, California, and any successor institution.

(d) “Electing Shareholder,” “Major Purchaser,” “Tag Along Notice” and “Proportionate Share” shall have the meanings set forth in Section 6.

(e) “Federal Banking Authority” means the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, or any other federal banking agency or department having supervision over the business and affairs of the Bank.

(f) “Federal Banking Law” means all federal statutes, rules and regulations administered by a Federal Banking Authority, or over which a Federal Banking Authority has rule making or enforcement authority, including without limitation the provisions of the National Bank Act, the Federal Deposit Insurance Act and the Bank Holding Company Act.

(g) “Meeting” means any regular or special meeting of the shareholders of the Bank duly noticed and called as provided in the Articles of Association or Bylaws of the Bank.

(h) “Other Shareholders” means all shareholders of the Bank from time to time other than the holders of Subject Shares.

(i) “Other Shares” means all issued and outstanding shares other than Subject Shares.

(j) “Person” means an individual, partnership, limited partnership, corporation, trust, estate, association, limited liability company, or other entity, whether domestic or foreign, tribal, governmental or otherwise.

(k) “Sale Notice,” “Selling Shareholder,” “Offered Shares” and “Designated Purchaser” shall have the meanings set forth in Section 4.

(l) “Shares” means the $5.00 par value shares of common stock of the Bank.

(m) “Subject Shares” means the Shares issued to the Tribe in connection with the initial organization of the Bank and any additional Shares acquired by the Tribe, whether as a result of any stock split, stock dividend, purchase of additional Shares or any other transaction or event.

(n) “Termination Event” shall have the meaning set forth in Section 7.

(o) “Tribe” means, individually and collectively, the Agua Caliente Band of Cahuilla Indians, any body politic, council, committee, division, office, commission, department, board, agency, authority, facility, instrumentality, or any other subordinate organization (“Subordinate Organization”) thereof.

2. Voting of Subject Shares.

(a) Meetings of Shareholders. The parties hereto agree that until a Termination Event, the Subject Shares shall be (i) treated for all purposes as represented and voting at any Meeting in the same proportion as the Other Shares are represented, in person or by proxy, and voted at such Meeting; and (ii) voted at each such Meeting in the same proportion and same manner as all Other Shares represented, in person or by proxy, and voting at such Meeting with respect to each matter presented for a vote of the shareholders, including without limitation, the election of directors, so that the voting of the Subject Shares reflects in all respects the voting of the Other Shares. Any fractional share resulting from the application of clauses (i) or (ii) above shall be rounded to the nearest whole share.

The following example is intended to illustrate an application of the foregoing provision. As of the record date set for determining the shareholders entitled to vote at a Meeting at which an amendment to the Articles of Association requiring approval of the outstanding Shares is to be presented for a shareholder vote, the Bank has 800,000 Shares outstanding, of which 360,000 Shares are Subject Shares and 440,000 Shares are Other Shares. If 250,000 of the 440,000 Other Shares are represented and vote at the Meeting, the number of Subject Shares to be treated as present and voting at the Meeting shall be determined by (A) multiplying the number of Subject Shares (360,000) by the number of Other Shares present and voting at the meeting (250,000), and (B) dividing the result by the total number of Other Shares (440,000). Under this example, 204,545 Subject Shares would be treated as present and voting at the Meeting (360,000 x 250,000 ÷ 440,000 = 204,545). Such Subject Shares shall then be treated as voting proportionally with the Other Shares represented at the Meeting. If 150,000 Other Shares are voted in favor of the amendment, 50,000 Other Shares are voted against the amendment, and 50,000 Other Shares abstained, the Subject Shares represented at the Meeting (204,545) would be voted in the same proportion. The total number of Subject Shares treated as being present and voting at the Meeting and voting in favor of the amendment shall be determined by (Y) multiplying the number of Subject Shares deemed to be present and voting by the number of Other Shares voting in favor of the amendment; and (Z) dividing the result by the total number of Other Shares represented and voting at the Meeting. By applying this formula 122,727 Subject Shares would be voted in favor of the amendment (204,545 x 150,000 ÷ 250,000 = 122,727), The number of Subject Shares voting against or abstaining from voting on the amendment would be determined in the same manner, resulting in 40,909 Subject Shares voting against the amendment (204,545 Subject Shares x 50,000 Other Shares voting against ÷ 250,000 total Other Shares represented and voting = 40,909 Subject Shares voting against the amendment), and 40,909 Subject Shares abstaining from voting (204,545 Subject Shares x 50,000 Other Shares abstaining ÷ 250,000 total Other Shares represented and voting = 40,909 Subject Shares abstaining from voting).

(b) Additional Action. The Tribe agrees to take, and to cause all Subordinate Organizations and Affiliates of the Tribe to take, at any time and from time to time, all actions as may be reasonably requested by the Bank (including, without limitation, the execution of ballots, proxies and related consents) such that the Subject Shares will be represented and voted on all matters presented to the shareholders of the Bank for a vote during the term of this Agreement in compliance with the terms and provisions of all of this Agreement; provided, however, that the failure of the Tribe, or any Subordinate Organization or any Affiliate of the Tribe, to take any such action, shall not impair in any manner the effectiveness of this Agreement or the voting of the Subject Shares as contemplated by the Agreement. No representative of the Tribe need be present at a Meeting in order for the Subject Shares to be voted as provided herein, and the execution of no proxy, consent, ballot or other document shall be required in order for the Bank to recognize the Subject Shares as having been represented and voted as required hereunder at all Meetings.

3. Terms of Sales and Transfers of Subject Shares. Without the written consent of the Bank, the Tribe agrees that it shall not sell any Subject Shares other than for cash during the term of this Agreement. In addition, the Tribe shall not pledge, encumber, hypothecate or otherwise grant a security interest in any Subject Share, or any right or interest therein, in connection with any loan or other indebtedness without the written consent of the Bank. The foregoing shall not be deemed to restrict dispositions of the Subject Shares without consideration to members of the Tribe, Subordinate Organizations or Affiliates of the Tribe otherwise in compliance with the terms hereof. Any sale, transfer or other disposition of Subject Shares to a Subordinate Organization or Affiliate of the Tribe shall be conditioned upon the Subordinate Organization or Affiliate of the Tribe (a) complying with all applicable Federal Banking Laws and Federal Banking Authority requirements and providing the Bank with such evidence thereof as the Bank or its counsel may require; and (b) executing a copy of this Agreement and agreeing to be bound by the provisions hereof applicable to the Tribe. No transfer of any interest in the Subject Shares to any Person shall be recognized except upon compliance with all applicable provisions of this Agreement.

4. Right of First Refusal. If any holder of Subject Shares desires to sell any Subject Shares to any Person other than the Tribe, a Subordinate Organization or an Affiliate of the Tribe, in a transaction or series of related transactions involving 5% or more of the total issued and outstanding Shares, then such shareholder (the “Selling Shareholder”) shall given written notice (the “Sale Notice”) to the Bank setting forth the number of Subject Shares proposed to be disposed of (the “Offered Shares”), the name and address of the transferee or transferees, if known, and the price and other material terms of the proposed sale. The Sale Notice shall constitute an irrevocable offer to sell to such Person or Persons as may be designated by the Bank to acquire such Offered Shares (a “Designated Purchaser”), all, but not less than all of the Offered Shares for cash on the terms specified in the Sale Notice. The Bank shall have a period of six months from its receipt of the Sale Notice to arrange for the sale of the Offered Shares to one or more Designated Purchasers at the price and on the terms specified in the Sale Notice. In the event (a) the Bank shall fail to identify a Designated Purchaser or Designated Purchasers during such six month period; (b) the Designated Purchaser or Designated Purchasers are unwilling to agree during such six month period to acquire the Offered Shares on the terms set forth in the Sale Notice; or (c) the Designated Purchaser or Designated Purchasers are unable to complete such purchase within the earlier to occur of (i) one year from the date of the Sale Notice, and (ii) 30 days following the date of receipt of any necessary Approval and the expiration of any waiting period applicable thereto, the Selling Shareholder shall be free to dispose of the Offered Shares to any purchaser it may choose at a price and on terms no more favorable to the purchaser of the Offered Shares than those proposed in the Sale Notice; provided, that a written agreement for the sale of such Shares is executed and a copy thereof delivered to the Bank within six months of the first to occur of (A) the date on which the Bank notified the Selling Shareholder in writing that the Bank had waived its rights to place the Offered Shares; (B) the date on which the six month period for the Bank to locate a Designated Purchaser expires if the Bank has not waived its right to place the Offered Shares; or (C) the date on which a Designated Purchaser fails to complete the purchase of the Offered Shares and any contract between the Selling Shareholder and the Designated Purchaser is terminated, and the sale by the Selling Shareholder is closed within one year of the last to occur of the foregoing dates.

5. Lock-Out Period. The parties hereto agree that the successful establishment and development of the Bank could be materially impaired in the event of a substantial change in ownership of the Shares of the Bank occurring during its first five years of operation. The Tribe agrees that the Subject Shares may not be sold or transferred, other than to a Subordinate Organization or Affiliate of the Tribe as described herein, during the first five years following the commencement of business operations of the Bank without the written approval of the Bank.

6. Tag Along Rights. Unless a sale of such Shares is concluded to one or more Designated Purchasers under Section 4 hereof, or the Bank elects to waive in writing the requirements of this Section, in the event a Selling Shareholder proposes in a single transaction or series of related transactions to sell Subject Shares representing, in the aggregate, 20% or more of the total issued and outstanding Shares to a Person or Related group of Persons other than the Tribe, a Subordinate Organization or an Affiliate of the Tribe, the proposed sale of such Subject Shares shall not take place unless each holder of Other Shares (“Electing Shareholder”) delivering a notice of such shareholder’s desire to be included in such transfer (a “Tag Along Notice”) is granted the right to sell to the proposed buyer in any such transaction (a “Major Purchaser”) such Electing Shareholder’s Proportionate Share of the total number of Shares to be sold to the Major Purchaser under the same terms and conditions as are applicable to the sale of Shares by the Selling Shareholder as set forth in the Sale Notice with respect thereto delivered under Section 4. The “Proportionate Share” of each Electing Shareholder shall be equal to the total number of Subject Shares proposed to be sold to the Major Purchaser multiplied by the percentage of the total issued and outstanding Shares of the Bank represented by the Other Shares owned by the Electing Shareholder. To the extent the Major Purchaser is unwilling to increase the number of total Shares to be purchased to include the Subject Shares proposed to be transferred and all Shares of Electing Shareholders covered by Tag Along Notices, the number of Subject Shares to be sold by the Selling Shareholder shall be reduced accordingly so as to permit each Electing Shareholder to sell to the Major Purchaser up to that number of Shares equal to (a) the total Shares that such Major Purchaser has agreed to purchase multiplied by the number of shares proposed to be sold by the Electing Shareholder, and (b) divided by the sum of shares proposed to be sold by all Electing Shareholders and by the Selling Shareholder. All Other

Shareholders shall deliver their Tag Along Notices to the Bank and Selling Shareholder in writing within 30 days of receipt from the Major Purchaser of any tender offer or other offering materials delivered by the Major Purchaser to the Other Shareholders, including any materials required under applicable law.

7. Termination Event. The provisions of this Agreement shall cease to apply to any Subject Share upon the sale or other disposition of such Share to any Person, other than a Subordinate Organization or Affiliate of the Tribe, in compliance with the provisions of Sections 3 through 6 hereof and any Approval or other applicable requirements under applicable Federal Banking Laws. In the event a Subject Share is sold or otherwise disposed in connection with a transaction requiring the Approval of a Federal Banking Authority and compliance with any other provision of any applicable Federal Banking Law, copies of all such Approvals and such other evidence of compliance with such Approvals or laws as may be requested by the Bank and its counsel shall be delivered to the Bank. The provisions of this Agreement shall cease to apply to all Subject Shares at such time as the Tribe, its Subordinate Organizations and Affiliates of the Tribe hold, in the aggregate, less than 10% of the issued and outstanding Shares of the Bank. Notwithstanding the foregoing, the restrictions of this Agreement shall not terminate as to any former Subject Share re-acquired by the Tribe, a Subordinate Organization or an Affiliate of the Tribe, within one year of a sale or other disposition that would otherwise constitute a Termination Event with respect to such Subject Share. Upon such re-acquisition, any such Shares shall be immediately restored to the status of Subject Shares hereunder. Subject to receipt of any prior approval of any Federal Banking Authority required to approve any change in control resulting from such termination, this Agreement may also be terminated in its entirety (a) upon written agreement of the Bank and the Tribe; and (b) at the election of the Tribe in the event the Bank shall fail to satisfy any minimum regulatory capital standard imposed under Federal Banking Law or by any capital directive, regulatory agreement or order issued by any Federal Banking Authority respecting the Bank as of the end of two consecutive calendar quarters. The Bank shall advise the Tribe promptly following the filing of any quarterly call report that discloses any such capital deficiency.

8. Specific Performance. The parties hereto acknowledge that the Bank and its shareholders will be irreparably damaged in the event this Agreement is not specifically enforced. Should any controversy arise concerning the sale or disposition or the voting of any Subject Shares, an injunction may be issued restraining any sale or disposition or other action contrary to this Agreement pending the determination of such controversy.

9. Miscellaneous. It is further agreed as follows:

(a) Notice. Any notice, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given when delivered personally or by telefacsimile, receipt confirmed, to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the following addresses or to such other or additional addresses as any party might designate by written notice to the other party.

To the Tribe:	________________________________________
________________________________________
________________________________________

To the Bank:	Canyon National Bank
303 North Indian Canyon Drive
Palm Springs, California 92263

(b) Further Action. The parties hereto agree to execute and deliver, or to cause to be executed and delivered, such documents and to do, or cause to be done, such other acts and things as might reasonably be requested by the or any party to this Agreement to assure that the benefits of this Agreement are realized by the parties.

(c) Attorneys’ Fees. If any party institutes an action, proceeding or arbitration against any other party relating to the provisions of this Agreement or any default hereunder, the unsuccessful party to such action or proceeding will reimburse the successful party therein for the reasonable expenses of attorneys’ fees, disbursements and other litigation or arbitration costs incurred by the successful party.

(d) Entire Agreement. This Agreement shall constitute the entire agreement between the parties relating to the subject matter of this Agreement. This Agreement supersedes, in all respects all other prior written or oral agreements between the parties relating to the subject matter of this Agreement and there are no agreements, understanding, warranties or representations between the parties except as set forth herein.

(e) Binding Effect. This Agreement will inure to the benefit of and bind the respective heirs, personal representatives, successors and assigns of the parties.

(f) Severability. If any clause or provision of this Agreement is determined to be illegal, invalid or unenforceable under any present or future law by the final judgment of a court of competent jurisdiction, the remainder of this Agreement will not be affected thereby. It is the intention of the parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provision as is possible and be legal, valid and enforceable.

(g) Headings. The paragraph headings contained in this Agreement are intended for ease of reference and are not intended to affect the meaning or interpretation of this Agreement in any way.

(h) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original document, but all of which will constitute a single document. This document will not be binding on or constitute evidence of a contract between the parties until such time as a counterpart of this document has been executed by each party and a copy thereof delivered to the other party to this Agreement.

(i) Governing Law, Waiver of Sovereign Immunity. This Agreement will be interpreted and construed under federal law and, in the absence of federal law, applicable laws of the State of California respecting California corporations. All claims, disputes and other matters and questions arising out of or relating to this Agreement, or the breach thereof, will be decided by proceedings instituted and litigated in a federal court of competent jurisdiction sitting in the State of California, and the parties hereby consent to the jurisdiction of such court for such purpose. If, for any reason, a federal court shall not have jurisdiction over any claim, dispute, matter or question hereunder, or shall decline to exercise such jurisdiction, such matter shall be submitted to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Riverside County, California, which award shall be enforceable in accordance with applicable law in any court of competent jurisdiction. The Tribe and each Subordinate Organization or Affiliate of the Tribe that may own Subject Shares in the future hereby irrevocably waive any claim of sovereign immunity and any claim that a tribal court (as defined in 25 U.S.C. Section 1301(3)) has any jurisdiction in connection with any claim, dispute, question or matter arising hereunder.

(j) Modification; Amendment. Neither this Agreement nor any of the provisions hereof can be changed, waived discharged or terminated, except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

(k) THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND THE PARTIES HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Execution this 19th day of February, 1998.

TRIBE:	The Agua Caliente Band of Cahuilla Indians

	By:	/s/ Richard M. Milanovich
Its Chairman

	By:	/s/ Marcus J. Pete, III
Its Secretary

BANK:	Canyon National Bank
(Proposed)

	By:	/s/ Thomas Suitt
Its Chairman

	By:	/s/ Kipp I Lyons
Its Secretary

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